EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CapitalSouth Bancorp
We consent to the incorporation by reference in the registration statements (Registration No. 333-134803 and No. 333-132519) on Form S-8 of CapitalSouth Bancorp of our report dated March 31, 2008 with respect to the consolidated balance sheets of CapitalSouth Bancorp as of December 31, 2007 and 2006, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10—K of CapitalSouth Bancorp.
Our report on the Company’s consolidated financial statements refers to the Company’s change in its method of accounting for uncertainty in income taxes during 2007.

/s/ KPMG LLP
Birmingham, Alabama
March 31, 2008